Exhibit 4.21

CONSENT OF ENGINEER

Ladies and Gentlemen:

The undersigned hereby consents to (1) the references to the undersigned’s name included or incorporated by reference in the registration statement on Form F-80 of Denison Mines Corp. in connection with the report entitled “The Dibwe East Project, Southern Province, Republic of Zambia” dated March 27, 2012, and (2) all other references to the undersigned included or incorporated by reference in the registration statement on Form F-80 of Denison Mines Corp.

Dated: January 7, 2013

/s/ Mark B. Mathisen
Mark B. Mathisen, B.Sc., P.G. Denison Mines Corp.